Exhibit 10.1

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT made as of the 30th day of March, 2016.

BETWEEN:

WISE OAKWOOD VENTURES INC., a corporation existing under the laws of Alberta ("WOW");

-and-

9674128 CANADA INC., a corporation existing under the federal laws of Canada ("WOW Sub");

-and-

ZOMEDICA PHARMACEUTICALS INC., a corporation existing under the federal laws of Canada ("ZoMedica");

WHEREAS WOW and ZoMedica are parties to a Letter of Intent dated November 23, 2015;

AND WHEREAS ZoMedica and WOW Sub have agreed to amalgamate pursuant to section 181 of the Canada Business Corporations Act, and in consideration therefore WOW has agreed to issue certain of its securities to the securityholders of ZoMedica;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree with each other as follows:

Article I
DEFINITIONS

1.1                Definitions. In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following words and terms set forth in this Article I shall have the following meanings:

(a)	"Act" means the Canada Business Corporations Act, as it may be amended from time to time, and any successor thereto;

(b)	"Affiliate" means an affiliated body corporate within the meaning of the Act;

(c)	"Agreement" means this Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof" and similar expressions mean and refer to this Agreement and not to any particular article, section, clause or subclause; and "Article", "Section", "clause" or "subclause" means and refers to the specified article, section, clause or subclause of this Agreement;

(d)	"Amalco" means the continuing corporation pursuant to the Act to be constituted upon completion of the Amalgamation to be named "Zomedica Pharmaceuticals Inc.", or such other name as shall be determined in the sole discretion of ZoMedica;

(e)	"Amalco Share" means a common share in the capital of Amalco as presently constituted;

(f)	"Amalgamating Corporations" means, collectively, ZoMedica and WOW Sub;

(g)	"Amalgamation" means the amalgamation of ZoMedica and WOW Sub pursuant to this Agreement and in accordance with the Act;

(h)	"Arm's Length" has the same meaning ascribed thereto in the Tax Act;

(i)	"Articles of Amalgamation" means the proposed articles of amalgamation in respect to the Amalgamation as set forth in Schedule "A" hereto;

(j)	"Business Day" means a day other than a Saturday or Sunday on which the principal commercial banks located in Calgary, Alberta, are open for business during normal banking hours;

(k)	"Closing" or "Closing Date" means the completion of the Amalgamation as set forth herein, including the issuance of WOW Securities described herein, which is intended to take place on the Effective Date;

(l)	"CPC" means a capital pool company listed on the TSXV;

(m)	"CPC Filing Statement" means the CPC Filing Statement of the CPC which shall be prepared in accordance with the TSXV Form of Filing Statement (Form 3B2) and which shall provide full, true and plain disclosure of all Material Facts relating to WOW, ZoMedica and the Amalgamation;

(n)	"Consolidation" means the consolidation of the WOW Shares on a two and one-half (2½) pre-consolidated share for one (1) post-consolidated share basis;

(o)	"Deposit" means the deposit of $50,000 that has been delivered by ZoMedica to WOW's legal counsel, which shall be held and delivered in accordance with Article VII of this Agreement;

(p)	"Effective Date" means the date of Amalgamation as set forth in the certificate of amalgamation for Amalco;

(q)	"Founders' Shares Transfer Agreement" means an agreement among the current directors of WOW to sell an aggregate of 2,000,000 WOW Shares at a price of $0.10 (pre-Consolidation) to ZoMedica or the nominees thereof;

(r)	"IFRS" means the International Financial Reporting Standards as adopted by the International Accounting Standards Board;

(s)	"Material Adverse Effect" means, when used in connection with a company, any change or effect (or any condition, event or development involving a prospective change or effect) in or on the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights or liabilities, whether contractual or otherwise, of the company, taken as a whole, and which change or effect may reasonably be expected to significantly reduce the value of the equity securities of the company other than a change or effect: (i) which arises out of a matter that has been publicly disclosed or otherwise disclosed in writing by the company to the other party prior to the date hereof; (ii) resulting from conditions affecting the mining industry as a whole; or (iii) resulting from general economic, financial, currency exchange, securities or commodity market conditions (including without limitation commodity prices, changes in taxation laws or currency exchange rates);

(t)	"Material Fact" in relation to any party hereto includes, without limitation, any fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the shares of such party;

(u)	"Name Change" means the change of name of WOW to "Zomedica Pharmaceuticals Corp.", effective upon completion of the Amalgamation;

(v)	"Person" means any individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

(w)	"Private Placement" means a private placement by ZoMedica of ZoMedica Shares at a price of $0.25 per ZoMedica Share for aggregate gross proceeds of not less than $2,000,000, or such other amount as may be necessary to satisfy the initial listing requirements of the TSXV pursuant to Policy 2.4 of the TSXV Corporate Finance Manual;

(x)	"Resulting Issuer" refers to WOW after completion of the Amalgamation and all matters contemplated herein, including but not limited to the Name Change and Consolidation;

(y)	"Resulting Issuer Broker Warrants" means the WOW Broker Warrants, after giving effect to the Name Change and Consolidation;

(z)	"Resulting Issuer Options" means those options granted by the Resulting Issuer to holders of ZoMedica Options upon closing of the Amalgamation in exchange for such ZoMedica Options, on the same terms and subject to the same conditions as the ZoMedica Options, in addition to the WOW Options, after giving effect to the Name Change and Consolidation;

(aa)	"Resulting Issuer Shares" means common shares in the capital of the Resulting Issuer, after giving effect to the Name Change, the Consolidation and the Amalgamation;

(bb)	"Securities Acts" means collectively the Securities Act (British Columbia) and the Securities Act (Alberta), as may be amended from time to time, and any successors thereto;

(cc)	"Tax Act" means the Income Tax Act (Canada), as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Tax Act, or regulations promulgated thereunder, shall be deemed to include a reference to all corresponding provision of future law;

(dd)	"Tax Laws" shall mean the Tax Act and any applicable provincial, or foreign income taxation statute(s), as from time to time amended, and any successors thereto;

(ee)	"Third Party" means any Person other than the parties to this Agreement;

(ff)	"TSXV" or the "Exchange" means the TSX Venture Exchange;

(gg)	"Transaction(s)" means the Amalgamation and related transactions concerning the business combination of WOW and ZoMedica as contemplated in this Agreement;

(hh)	"United States" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(ii)	"WOW" means Wise Oakwood Ventures Inc., a corporation existing under the laws of Alberta;

(jj)	"WOW Broker Warrants" means the broker warrants of WOW issued to WOW's agent upon completion of its initial public offering as set out in Schedule "B" hereto, each such warrant being exercisable into one (1) WOW Share at a price of $0.10 per WOW Share;

(kk)	"WOW Options" means the incentive stock options issued by WOW as set out in Schedule "B" hereto, each such option being exercisable into one WOW Share at an exercise price of $0.10 per share;

(ll)	"WOW Securities" means, collectively, WOW Shares, WOW Options and WOW Broker Warrants;

(mm)	"WOW Shares" means the fully paid and non-assessable common shares in the capital of WOW prior to Consolidation;

(nn)	"WOW Sub" means 9674128 Canada Inc., a corporation existing under the federal laws of Canada;

(oo)	"WOW Sub Share" means a common share in the capital of WOW Sub as presently constituted;

(pp)	"WOW's Auditors" means Saturna Group Chartered Accountants LLP, whose principal office is located at Vancouver, British Columbia;

(qq)	"WOW's Business" means operating as a CPC;

(rr)	"WOW's Financial Statements" means the audited financial statements of WOW for the fiscal years ended February 28, 2015 and 2014, consisting of the statements of financial position, operations and comprehensive loss, changes in equity and cash flows and all notes thereto and the unaudited interim financial statements of WOW as at and for the nine-month period ended November 30, 2015, consisting of the condensed interim statements of financial position, operations and comprehensive loss, changes in equity and cash flows and all notes thereto;

(ss)	"ZoMedica" means ZoMedica Pharmaceuticals Inc., a private corporation existing under the federal laws of Canada;

(tt)	"ZoMedica Options" means the stock options issued by ZoMedica to certain of its officers, directors, employees and consultants, exercisable into ZoMedica Shares, as further described in Schedule "C" hereto;

(uu)	"ZoMedica Shareholders" means all of the holders of ZoMedica Shares;

(vv)	"ZoMedica Shares" means the fully paid and non-assessable common shares in the capital of ZoMedica;

(ww)	"ZoMedica Subsidiary" means ZoMedica Pharmaceuticals Inc. (Delaware);

(xx)	"ZoMedica's Assets" means all of ZoMedica's material assets including: (i) the rights, privileges and benefits arising under ZoMedica's material contracts; (ii) all of ZoMedica's intellectual property, tangible and intangible property, business plans and concepts, business development work and all of its property, interests, claims, rights and entitlements; (iii) all of the shares of the ZoMedica Subsidiary; and (iv) those assets set out in ZoMedica's Financial Statements;

(yy)	"ZoMedica's Business" means the veterinary pharmaceutical business previously and heretofore carried on and proposed to be carried on by ZoMedica and ZoMedica Subsidiary; and

(zz)	"ZoMedica's Financial Statements" means the audited consolidated financial statements of ZoMedica as at and for the fiscal year ended December 31, 2015, consisting of the consolidated statements of financial position, operations and comprehensive loss, changes in equity and cash flows and all notes thereto.

1.2                Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.3                Tender. Any tender of documents or money hereunder may be made upon the parties or their respective counsel and money may be tendered by bank draft or by certified cheque.

1.4                Number and Gender. Where the context requires, words imparting the singular shall include the plural and vice versa, and words imparting gender shall include all genders.

1.5                Headings. Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement or affect the construction or interpretation of any provision hereof.

1.6                Schedules. The Schedules to this Agreement shall be construed with and be considered an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The following Schedules are attached hereto:

Schedule "A"	Articles of Amalgamation
Schedule "B"	WOW Securities
Schedule "C"	ZoMedica Securities
Schedule "D"	Material Contracts of ZoMedica
Schedule "E"	ZoMedica Shareholders in the United States

1.7                Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles.

Article II
AMALGAMATION

2.1                Agreement to Amalgamate. The Amalgamating Corporations do hereby agree to amalgamate pursuant to the provisions of Section 181 of the Act as of the Effective Date and to continue as one corporation on the terms and conditions set out in this Agreement.

2.2                Name. The name of Amalco shall be "Zomedica Pharmaceuticals Ltd.", or such other similar name as the directors, in their discretion determine.

2.3                Registered Office. The registered office of Amalco shall be Suite 1250, 639 – 5th Avenue S.W., Calgary, Alberta T2P 0M9.

2.4                Authorized Capital. Amalco shall be authorized to issue one class of shares consisting of an unlimited number of shares to be designated as "common voting shares" which shall have the rights, privileges, restrictions and conditions set forth in the Articles of Amalgamation, set forth in Schedule "A" hereto.

2.5                Fiscal Year End. The fiscal year end of Amalco shall be December 31, subject to receipt of all necessary regulatory approval.

2.6                Number of Directors. The board of directors of Amalco shall, until otherwise changed in accordance with the Act, consist of a minimum number of one (1) and a maximum number of ten (10) directors.

2.7                Business. There shall be no restrictions on the business which Amalco is authorized to carry on.

2.8                Initial Directors. The first directors of Amalco shall be the persons whose names and residential addresses appears below:

Name	Address	Resident Canadian
Gerald Solensky	[address omitted for privacy considerations]	No
James Lebar	[address omitted for privacy considerations]	Yes

Such directors shall hold office until the next annual meeting of shareholders of Amalco or until their successors are elected or appointed.

2.9               Amalgamation. On the Effective Date, subject to Article III of this Agreement, the issued ZoMedica Shares and other securities of ZoMedica held by securityholders thereof will be cancelled and such securityholders of ZoMedica shall receive securities of the Resulting Issuer as set forth in Article III. The property of each of WOW Sub and ZoMedica shall continue to be the property of Amalco and Amalco shall continue to be liable for the obligations of each of WOW Sub and ZoMedica.

2.10             By-Laws. The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of ZoMedica.

2.11             Filing of Documents. Upon the shareholders of each of the Amalgamating Corporations approving this Agreement by special resolution in accordance with the Act, the Amalgamating Corporations shall jointly file with the Director, under the Act, Articles of Amalgamation and such other documents as may be required.

2.12             Stated Capital. The stated capital of Amalco immediately after the Amalgamation becomes effective shall be equal to the aggregate stated capital of each of the Amalgamating Corporations.

2.13             Amendments to Structure. Notwithstanding the foregoing, the parties hereto agree that the foregoing structure for the Amalgamation may be amended to accommodate certain tax planning and operational efficiencies of either party provided that such amendments shall not have a detrimental effect on either party and shall not negatively impact the business combination of WOW and ZoMedica evidenced hereby. In no event shall the structure be amended unless such amendment is permitted by the rules and policies of the TSXV.

Article III
ISSUANCE OF AMALCO AND THE RESULTING ISSUER SECURITIES

3.1                Issuance of Shares. In consideration of the agreement of the parties and their respective shareholders to the actions set forth herein, subject to the approval of the TSXV, on the Effective Date:

(a)	each issued and outstanding WOW Sub Share shall be converted into one (1) Amalco Share; and

(b)	subject to Section 3.3, each ZoMedica Shareholder shall be entitled to receive one (1) fully paid, issued and outstanding Resulting Issuer Share for each one (1) ZoMedica Share issued and outstanding as of the Effective Date.

3.2                Acknowledgement regarding convertible securities. The parties acknowledge that in virtue of the contractual provisions thereof, all ZoMedica Options shall be exchanged, on the Effective Date, for Resulting Issuer Options on a one (1) for one (1) basis. The terms of the Resulting Issuer Options will otherwise be identical to the terms of the applicable ZoMedica Options, as permitted by applicable law.

3.3                Fractional Shares. No fractional shares or convertible securities shall be issued by the Resulting Issuer pursuant to this Agreement. Any exchange that results in less than a whole number of shares or convertible securities shall be rounded down to the next whole number.

3.4                Restrictions on Securities. The parties acknowledge and agree that foregoing securities of the Resulting Issuer issued pursuant to the terms and conditions provided herein will be subject to compliance with applicable securities laws.

Article IV
REPRESENTATIONS AND WARRANTIES

4.1                Representations and Warranties of WOW. WOW hereby represents and warrants to ZoMedica that:

(a)	WOW and WOW Sub are corporations incorporated and subsisting under the laws of the Provinces of Alberta and Canada respectively, have all requisite corporate power to own their respective properties and to conduct their respective business as it is presently being conducted and are registered or otherwise qualified to carry on business in all jurisdictions in which the nature of their assets or business makes such registration or qualification necessary or advisable;

(b)	subject to obtaining any required regulatory approvals, as applicable, WOW and WOW Sub have full legal capacity and corporate power to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the actions and transactions contemplated in this Agreement; all necessary corporate action has been taken, or will be taken prior to the Effective Date, by or on the part of WOW and WOW Sub to authorize the execution and delivery of this Agreement, including, in the case of WOW Sub, approval of the Amalgamation by special resolution of its sole shareholder, and the taking, performing or executing of such proceedings, acts and instruments as are necessary or advisable for consummating the actions and transactions contemplated in this Agreement and for fulfilling their respective obligations hereunder;

(c)	this Agreement has been duly executed and delivered on behalf of WOW and WOW Sub and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditors' rights generally;

(d)	WOW is a reporting issuer under the Securities Act (Alberta) and the Securities Act (British Columbia) and, to the knowledge of WOW, no securities commission, nor the TSXV, has issued any order preventing the transactions contemplated by this Agreement or the trading of any securities of WOW, other than the suspension by the TSXV of the listing of WOW Shares due to its failure to complete a qualifying transaction within twenty-four (24) months of listing on the TSXV;

(e)	neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with and fulfillment of the terms and provisions of this Agreement will:

(i)	conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under:

(1)	any of the constating documents or by-laws of WOW or WOW Sub; or

(2)	any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which WOW or WOW Sub is a party of or by which either of them is bound; or

(ii)	except as otherwise described herein, require any affirmative approval, consent, authorization or other order or action by any court, governmental authority or regulatory body or by any creditor of WOW or WOW Sub or any party to any agreement to which WOW or WOW Sub is a party or by which WOW or WOW Sub is bound, except as shall have been obtained prior to Closing;

(f)	the authorized capital of WOW as of the date hereof consists of an unlimited number of WOW Shares without nominal or par value, of which 4,500,000 WOW Shares are presently issued and outstanding. Each of the presently issued and outstanding WOW Shares has been validly allotted and issued and is outstanding as a fully-paid and non-assessable share;

(g)	the authorized capital of WOW Sub consists of an unlimited number of common shares, of which one hundred shares are presently issued and outstanding. WOW is the legal and beneficial owner of all of such issued and outstanding shares;

(h)	except for the 200,000 WOW Options and 250,000 WOW Broker Warrants, as disclosed in Schedule "B", no Person has any right, option, agreement, privilege or arrangement of any nature (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the acquisition of any of the unissued shares in the capital of WOW;

(i)	WOW is not a party to any unanimous shareholders agreement, pooling agreement, voting trust or other similar type of arrangement in respect of the outstanding securities of WOW;

(j)	the books and records of WOW fairly and correctly set out and disclose in all material respects, the financial position of WOW as at the dates thereof and all material financial transactions of WOW relating to WOW's Business have been accurately recorded in such books and records;

(k)	WOW does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of WOW and, at Closing, WOW will have originals or copies of all such records, systems, controls, data or information in its possession or control;

(l)	WOW's Financial Statements fairly present the financial position of WOW as at the dates indicated therein and fairly present the results of operations for the periods ended on such dates, all in accordance with IFRS consistently applied throughout the period covered thereby, save and except as stated therein. WOW's books of account reflect all items of income and expense and all assets and liabilities and accruals required to be reflected therein;

(m)	as of the date hereof, the board of directors of WOW, after considering this Agreement and the transactions contemplated herein, has determined unanimously that this Agreement and the transactions contemplated herein are fair to WOW's security holders and are in the best interests of WOW;

(n)	save and except for matters which are disclosed in WOW's Financial Statements or otherwise expressly set out in this Agreement or as otherwise disclosed in writing to ZoMedica, WOW has not (nor has it agreed to) since November 30, 2015:

(i)	incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise and whether due or to become due), except debts, obligations and liabilities incurred in the ordinary course of business;

(ii)	discharged or satisfied any liens or paid any obligation or liability other than liabilities shown on WOW's Financial Statements, other than in the ordinary course of business;

(iii)	declared or made any payment, distribution or dividend based on its shares or purchased, redeemed or otherwise acquired any of the shares in its capital or other securities or obligated itself to do so;

(iv)	mortgaged, pledged or subjected to lien or other security interest any of its assets, tangible or intangible other than the usual security granted to secure a bank line of credit or other than in the ordinary course of business;

(v)	sold, assigned, leased, transferred or otherwise disposed of any of its assets (excluding inventory) whether or not in the ordinary course of business;

(vi)	increased materially the compensation payable or to become payable to any of its officers, directors or employees, or in any bonus payment to or arrangement made with any officer, director or employee, or made any material changes in its personnel policies or employee benefits;

(vii)	cancelled, waived, released or compromised any debt, claim or right resulting in a Material Adverse Effect on the business, prospects or financial condition of WOW;

(viii)	significantly altered or revised any of its accounting principles, procedures, methods or practices except as required under IFRS or other regulatory guidelines;

(ix)	changed its credit policy as to provision of services, sales of inventories or collection or accounts receivable except as dictated by competitive conditions;

(x)	suffered any material damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, business or prospects of WOW;

(xi)	entered into any transaction, contract or commitment other than in the ordinary course of business except for the transactions set forth in this Agreement;

(xii)	made or authorized any capital expenditures except for commitments previously disclosed to ZoMedica;

(xiii)	issued or sold any shares in its capital stock or other securities, or granted any options with respect thereto except for options granted to its agent under its initial public offering and as otherwise disclosed in writing to ZoMedica or as referred to in paragraph 4.1(g)(h) hereof; or

(xiv)	suffered or experienced any material adverse change in, or event or circumstance affecting, the condition (financial or otherwise) of its properties, assets, liabilities, earnings, business, operations or prospects, and WOW has no knowledge, information or belief of any fact, event or circumstances which might reasonably be expected to affect materially and adversely the condition (financial or otherwise) of its properties, assets, liabilities, earnings, business operations or prospects, and has not changed any shares of its capital stock, whether by way of reclassification, stock split or otherwise;

(o)	the corporate records and minute books of WOW as provided to ZoMedica or its legal counsel contain complete and accurate minutes of all meetings of and corporate actions or written consents by the directors and shareholders of WOW, including all by-laws and resolutions passed by the board of directors and shareholders of WOW since the incorporation of WOW; and all such meetings were duly called and held. The shareholders' list maintained by WOW's registrar and transfer agent provided to ZoMedica is, to the best of WOW's knowledge, complete and accurate in all respects as it relates to registered shareholders;

(p)	other than WOW Sub, WOW does not hold or own, beneficially or otherwise, any securities of any other corporate entity;

(q)	WOW does not operate or engage in any business activities, operations or management of any nature or kind whatsoever other than WOW's Business and WOW Sub has never carried on any business and was incorporated for the sole purpose of completing the Amalgamation;

(r)	WOW Sub has no assets or liabilities or contracts or employees of any sort whatsoever;

(s)	except as expressly referred to in WOW's Financial Statements or as otherwise disclosed in writing to ZoMedica,

(i)	WOW does not have outstanding any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever and WOW is not bound under any agreement to create, issue or incur any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever, and

(ii)	WOW is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

(t)	since incorporation, no payments have been made or authorized by WOW to its officers, directors, employees, shareholders or former directors, officers, employees or shareholders or to any Person not dealing at Arm's Length with any of the foregoing, except those expressly disclosed herein, reflected in WOW's Financial Statements or as disclosed in writing to ZoMedica or made in the ordinary course of business and at the regular rates payable to them of salary, pension, bonuses or other remuneration of any nature;

(u)	WOW has filed all tax returns required to be filed by it prior to the date hereof in all applicable jurisdictions and has paid, collected and remitted all taxes, customs duties, tax instalments, levies, assessments, reassessments, penalties, interest and fines due and payable, collectible or remittable by it at present. All such tax returns properly reflect, and do not in any respect understate the income, taxable income or the liability for taxes of WOW in the relevant period and the liability of WOW for the collection, payment and remittance of tax under applicable Tax Laws;

(v)	adequate provision has been made in WOW's Financial Statements for all taxes, governmental charges and assessments, including interest and penalties thereon, payable by WOW for all periods up to the date of the balance sheets comprising part of WOW's Financial Statements;

(w)	WOW has withheld and remitted all amounts required to be withheld and remitted by it in respect of any taxes, governmental charges or assessments in respect of any taxable year or portion thereof up to and including February 28, 2015;

(x)	WOW is conducting and has always conducted WOW's Business in substantial compliance with all applicable laws, rules and regulations of each jurisdiction in which WOW's Business is carried on, is not currently in breach of any such laws, rules or regulations;

(y)	other than the filing of Articles of Amalgamation and any required regulatory approvals, no consent, licence, approval, order or authorization of, or registration, filing or declaration with any governmental authority that has not been obtained or made by WOW and no consent of any Third Party is required to be obtained by WOW in connection with the execution, delivery and performance by WOW of this Agreement or the consummation of the transactions contemplated hereby;

(z)	there is no action, lawsuit, claim, proceeding, or investigation pending or, to the best knowledge of WOW, threatened against, relating to or affecting WOW before any court, government agency, or any arbitrator of any kind, and WOW is not aware of any existing ground on which any such proceeding might be commenced with any reasonable likelihood of success and there is not presently outstanding against WOW any judgment, decree, injunction, rule or order of any court, governmental agency, or arbitrator relating to or affecting WOW in connection with WOW's Business;

(aa)	there is not now outstanding any arrangement (contractual or otherwise) between WOW and any Person which will or may be, terminated or, to the best of the knowledge of WOW, prejudicially affected as a result of the Amalgamation contemplated herein;

(bb)	WOW is not a party to any lease or agreement in the nature of a lease, whether as lessor or lessee;

(cc)	WOW does not currently own any material insurable assets and does not currently maintain any policies of insurance;

(dd)	there are no outstanding written or oral employment contracts, sales, services, management or consulting agreements, employee benefit or profit-sharing plans, or any bonus arrangements with any employee of WOW, nor are there any outstanding oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. There are no pension or retirement plans established by or for WOW for the employees of WOW's Business; and

(ee)	no representation or warranty made by WOW in this Agreement and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains, or will contain, any untrue statement of a Material Fact or omits, or will omit, to state any Material Fact necessary to make such representation or warranty or any such statement not misleading. WOW does not know of any fact which, if known to ZoMedica, would deter them from consummating the transactions contemplated herein.

4.2                No investigations made by or on behalf of ZoMedica at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by WOW herein or pursuant hereto and no waiver by ZoMedica of any condition, in whole or in part, shall operate as a waiver of any other conditions.

4.3                Representations and Warranties of ZoMedica. ZoMedica hereby represents and warrants to WOW that:

(a)	ZoMedica is a corporation incorporated and subsisting under the federal laws of Canada, has all legal capacity and requisite corporate power to own its properties and to conduct its business as it is presently being conducted, and is duly registered or otherwise qualified to carry on business in all jurisdictions in which the nature of its assets or business makes such registration or qualification necessary or advisable;

(b)	ZoMedica Subsidiary is a corporation properly formed and subsisting under the laws of its jurisdiction of incorporation, has all legal capacity and requisite corporate power to own its properties and conduct its businesses as presently being conducted by it, and is duly registered or otherwise qualified to carry on business in all jurisdictions in which the nature of its assets or businesses make such registration or qualification necessary or advisable;

(c)	the ZoMedica Shareholders are the only registered and beneficial owners of all of the issued and outstanding ZoMedica Shares, which ZoMedica Shares constitute all of the issued and outstanding shares in the capital of ZoMedica, free and clear of all liens, charges, pledges, security interests, demands, adverse claims, rights or any other encumbrances whatsoever and other than pursuant to the ZoMedica Options, as further described in Schedule "C" hereto, no Person has any right, option, agreement or arrangement of any nature capable of becoming an agreement for the acquisition of any of the ZoMedica Shares or any interest therein from the ZoMedica Shareholders or for the subscription, allotment or issuance of any unissued shares in the capital of ZoMedica;

(d)	ZoMedica has the full legal capacity and corporate power to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the other actions and transactions contemplated in this Agreement and to fulfill its obligations under this Agreement; all necessary corporate action has been taken or will be taken prior to the Effective Date, by or on the part of ZoMedica to authorized the execution and delivery of this Agreement, including the approval of the Amalgamation by special resolution of the ZoMedica Shareholders, and the taking, performing or executing of such proceedings, acts and instruments as are necessary or advisable for consummating the actions and transactions contemplated in this Agreement and for fulfilling their respective obligations hereunder;

(e)	ZoMedica is not a reporting issuer or the equivalent thereof in any jurisdiction. No securities commission has issued any order preventing the transaction contemplated in this Agreement or the trading of any securities of ZoMedica;

(f)	this Agreement has been duly executed and delivered by ZoMedica and this Agreement constitutes a legal, valid and binding obligation of ZoMedica enforceable against ZoMedica in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, re-organization or other laws relating to the enforcement of creditors' rights generally;

(g)	neither the execution, nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with and fulfillment of the terms and provisions of this Agreement will:

(i)	conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under:

(1)	any of the constating documents or by-laws of ZoMedica; or

(2)	any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which ZoMedica is a party or by which ZoMedica is bound; and

(ii)	except as otherwise described herein, require any affirmative approval, consent, authorization or other order or action by any court, governmental authority or regulatory body or by any creditor of ZoMedica or any party to any agreement to which ZoMedica is a party or by which ZoMedica is bound, except as shall have been obtained prior to Closing;

(h)	except for the ZoMedica Options (as further described in Schedule "C" hereto), no Person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase from ZoMedica of any ZoMedica Shares or for the subscription, allotment or issuance of any unissued shares in the securities of ZoMedica or ZoMedica Subsidiary;

(i)	the authorized capital of ZoMedica as of the date hereof consists of an unlimited number of common shares without nominal or par value of which 77,370,716 ZoMedica Shares are presently validly issued and outstanding as fully paid and non-assessable shares in the capital of ZoMedica and such shares have been issued in accordance with applicable prospectus and dealer registration exemptions from applicable securities laws;

(j)	none of the outstanding ZoMedica Shares are subject to escrow restrictions, pooling arrangements, voting trusts or unanimous shareholders agreements, whether voluntary or otherwise;

(k)	the books and records of ZoMedica and ZoMedica Subsidiary fairly and correctly set out and disclose in all material respects, the financial position of ZoMedica and ZoMedica Subsidiary, as applicable, as at the dates thereof and all material financial transactions of ZoMedica and ZoMedica Subsidiary relating to ZoMedica's Business have been accurately recorded in such books and records;

(l)	neither ZoMedica nor ZoMedica Subsidiary has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of ZoMedica or ZoMedica Subsidiary and at Closing, ZoMedica and ZoMedica Subsidiary will have originals or copies of all such records, systems, controls, date or information in its possession or control;

(m)	ZoMedica is the registered and beneficial holder of all of the issued and outstanding shares of ZoMedica Subsidiary and all such shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of ZoMedica Subsidiary;

(n)	the issued and outstanding shares of ZoMedica Subsidiary are held free and clear of all liens, mortgages, charges, pledges, security interests, demands, adverse claims, rights or any other encumbrances whatsoever and no Person has or at Closing will have any right, option, agreement or arrangement capable of becoming an agreement for the acquisition of any of the shares in the capital of ZoMedica Subsidiary or any interest therein, issued or otherwise, from ZoMedica or from ZoMedica Subsidiary;

(o)	save and except for matters which are disclosed in the ZoMedica Financial Statements or otherwise expressly set out in this Agreement or as otherwise disclosed in writing to WOW, neither ZoMedica nor ZoMedica Subsidiary have (nor has any of them agreed to) since November 30, 2015:

(i)	incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise and whether due or to become due), except debts, obligations and liabilities incurred in the ordinary course of business;

(ii)	discharged or satisfied any liens or paid any obligation or liability other than liabilities shown on ZoMedica 's Financial Statements, other than in the ordinary course of business;

(iii)	declared or made any payment, distribution or dividend based on its shares or purchased, redeemed or otherwise acquired any of the shares in its capital or other securities or obligated itself to do so;

(iv)	mortgaged, pledged or subjected to lien or other security interest any of its assets, tangible or intangible other than the usual security granted to secure a bank line of credit or other than in the ordinary course of business;

(v)	sold, assigned, leased, transferred or otherwise disposed of any of its assets (excluding inventory) having either a book value or fair market value in excess of $100,000, whether or not in the ordinary course of business, except for transactions previously disclosed to WOW;

(vi)	increased materially the compensation payable or to become payable by ZoMedica or ZoMedica Subsidiary to any of its officers, directors or employees, or in any bonus payment to or arrangement made with any officer, director or employee, or made any material changes in the personnel policies or employee benefits of ZoMedica or ZoMedica Subsidiary;

(vii)	cancelled, waived, released or compromised any debt, claim or right resulting in a Material Adverse Effect on the business, prospects or financial condition of ZoMedica or ZoMedica Subsidiary;

(viii)	significantly altered or revised any of its accounting principles, procedures, methods or practices except as required under IFRS or other regulatory guidelines;

(ix)	suffered any material damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, business or prospects of ZoMedica or ZoMedica Subsidiary;

(x)	entered into any transaction, contract or commitment other than in the ordinary course of business except for the transactions set forth in this Agreement;

(xi)	made or authorized any capital expenditures in excess of $250,000 in the aggregate except for commitments previously disclosed to WOW;

(xii)	other than pursuant to the Private Placement, issued or sold any shares in its capital stock or other securities, or granted any options with respect thereto except as otherwise disclosed in writing to WOW; or

(xiii)	suffered or experienced any material adverse change in, or event or circumstance affecting, the condition (financial or otherwise) of its properties, assets, liabilities, earnings, business, operations or prospects and ZoMedica has no knowledge, information or belief of any fact, event or circumstances which might reasonably be expected to affect materially and adversely the condition (financial or otherwise) of its properties, assets, liabilities, earnings, business operations or prospects and has not changed any shares of its capital stock, whether by way of reclassification, stock split or otherwise;

(p)	the ZoMedica Financial Statements fairly present the financial position of ZoMedica, on a consolidated basis, as at the date indicated therein and fairly present the results of operations for the periods ended on such dates, all in accordance with IFRS consistently applied throughout the period covered thereby, save and except as stated therein. ZoMedica's and ZoMedica Subsidiary's books of account reflect items of income and expense and all assets and liabilities and accruals required to be reflected therein;

(q)	as of the date hereof, the board of directors of ZoMedica, after considering this Agreement and the transaction contemplated herein, has determined unanimously that this Agreement and the transactions contemplated herein are fair to ZoMedica's security holders and are in the best interests of ZoMedica;

(r)	other than ZoMedica Subsidiary, ZoMedica does not hold or own, beneficially or otherwise, any securities of any other corporate entity;

(s)	all corporate records and minute books of ZoMedica and ZoMedica Subsidiary have been provided to WOW or its legal counsel and contain complete and accurate minutes of all meetings of and corporate actions or written consents by the directors and shareholders of ZoMedica and ZoMedica Subsidiary, as applicable, including all by-laws and resolutions passed by the board of directors and shareholders of ZoMedica and ZoMedica Subsidiary, as applicable, since the incorporation of ZoMedica and ZoMedica Subsidiary and all such meetings were duly called and held;

(t)	neither ZoMedica nor ZoMedica Subsidiary operates or engages in any business activities, operations or management of any nature or kind whatsoever other than ZoMedica's Business;

(u)	except as expressly referred to in ZoMedica 's Financial Statements or as otherwise expressed in writing to WOW,

(i)	neither ZoMedica nor ZoMedica Subsidiary have outstanding any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever and neither ZoMedica nor ZoMedica Subsidiary is bound under any agreement to create, issue or incur any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever; and

(ii)	neither ZoMedica nor ZoMedica Subsidiary is a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

(v)	since incorporation, no payments have been made or authorized by ZoMedica or ZoMedica Subsidiary to their officers, directors, employees, shareholders or former directors, officers, employees or shareholders or to any Person not dealing at Arm's Length with any of the foregoing, except those expressly disclosed herein, reflected in ZoMedica 's Financial Statements or as disclosed in writing to WOW or made in the ordinary course of business and at the regular rates payable to them of salary, pension, bonuses or other remuneration of any nature;

(w)	ZoMedica and ZoMedica Subsidiary have paid, collected and remitted all taxes, customs duties, tax instalments, levies, assessments, reassessments, penalties, interest and fines due and payable, collectible or remittable by them at present;

(x)	adequate provision has been made in ZoMedica's Financial Statements for all taxes, governmental charges and assessments, including interest and penalties thereon, payable by ZoMedica and ZoMedica Subsidiary for all periods up to the date of the balance sheets comprising part of ZoMedica's Financial Statements;

(y)	each of ZoMedica and ZoMedica Subsidiary have withheld and remitted all amounts required to be withheld and remitted by it in respect of any taxes, governmental charges or assessments in respect of any taxable year or portion thereof up to and including December 31, 2015;

(z)	ZoMedica and ZoMedica Subsidiary are conducting and have always conducted ZoMedica's Business in substantial compliance with all applicable laws, rules and regulations of each jurisdiction in which ZoMedica's Business is carried on, are not currently in material breach of any such laws, rules or regulations and are duly licensed, registered or qualified, in each jurisdiction in which ZoMedica or ZoMedica Subsidiary owns, leases or has any interest of claim in property or carries on ZoMedica's Business, to enable ZoMedica's Business to be carried on as now conducted and its property and assets to be owned, leased licensed or otherwise and operated, and all such licences, registrations, claims, interests and qualifications are valid and subsisting and in good standing and none of the same contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the operation of ZoMedica's Business;

(aa)	other than any required regulatory approvals, no consent, licence, approval, order or authorization of, or registration, filing or declaration with any governmental authority that has not been obtained or made by ZoMedica and no consent of any Third Party is required to be obtained by ZoMedica in connection with the execution, delivery and performance by ZoMedica of this Agreement or the consummation of the transactions contemplated hereby;

(bb)	ZoMedica and ZoMedica Subsidiary are conducting and have always conducted ZoMedica's Business in substantial compliance, without limitation, with all applicable material veterinary pharmaceutical rules, regulations, orders, rulings, permits, decrees and judgements in any and all jurisdictions in which ZoMedica carries on business or has any interests whatsoever, directly or indirectly;

(cc)	except for those that have been previously disclosed in writing to WOW, there are no defects, failures or impairments in respect of the title of ZoMedica or ZoMedica Subsidiary to their respective properties, facilities or other ZoMedica Assets, which in the aggregate could have a Material Adverse Effect on ZoMedica, ZoMedica's Business or the anticipated cashflow of ZoMedica. ZoMedica's Assets are free and clear of all liens, encumbrances and adverse claims created by, through or under ZoMedica or ZoMedica Subsidiary, as applicable, other than those liens, encumbrances and adverse claims specifically disclosed in writing by ZoMedica;

(dd)	neither ZoMedica nor ZoMedica Subsidiary has received written notice of any claim by any Third Party adverse to or inconsistent with the interest attributed to ZoMedica or ZoMedica Subsidiary, as applicable, with respect to ZoMedica's Assets;

(ee)	to the best of its knowledge and belief, all issuances of securities have been completed in accordance with all applicable securities laws and regulatory policies;

(ff)	no employee has made any claim or, to the best of ZoMedica's knowledge, has any basis for any action or proceeding against ZoMedica or ZoMedica Subsidiary, arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices, harassment, occupational health and safety standards or worker's compensation;

(gg)	neither ZoMedica nor ZoMedica Subsidiary has made any agreements with any labour union or employee association nor made any commitments to or conducted any negotiations with any labour union or employee association with respect to any future agreements;

(hh)	no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of ZoMedica or ZoMedica Subsidiary by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	there is no action, lawsuit, claim, proceeding, or investigation pending or, to the best knowledge of ZoMedica, threatened against, relating to or affecting ZoMedica or ZoMedica Subsidiary before any court, government agency, or any arbitrator of any kind, in any jurisdiction in Canada, the United States or internationally. ZoMedica is not aware of any existing ground on which any such proceeding might be commenced with any reasonable likelihood of success and there is not presently outstanding against ZoMedica or ZoMedica Subsidiary any judgment, decree, injunction, rule or order of any court, governmental agency, or arbitrator relating to or affecting ZoMedica or ZoMedica Subsidiary, ZoMedica's Assets or ZoMedica's Business. No waivers have been filed by ZoMedica or ZoMedica Subsidiary with any taxing authority in any jurisdiction in Canada or internationally;

(jj)	there are no outstanding written or oral employment contracts, sales, services, management or consulting agreements, employee benefit or profit-sharing plans, or any bonus arrangements with any employee of ZoMedica or ZoMedica Subsidiary, nor are there any outstanding oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. There are no pension or retirement plans established by or for ZoMedica or ZoMedica Subsidiary for the employees of ZoMedica or ZoMedica Subsidiary;

(kk)	there is not now outstanding any arrangement (contractual or otherwise) between ZoMedica or ZoMedica Subsidiary and any Person which will or may be, terminated or, to the best knowledge of ZoMedica, prejudicially affected as a result of the Amalgamation contemplated herein;

(ll)	Schedule "E" sets forth a list of all ZoMedica Shareholders that are in the United States. All other ZoMedica Shareholders not listed on Schedule "E" are outside the United States; and

(mm)	no representation or warranty made by ZoMedica in this Agreement and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains, or will contain, any untrue statement of a Material Fact or omits, or will omit, to state any Material Fact necessary to make such representation or warranty or any such statement not misleading. ZoMedica does not know of any fact which, if known to the other parties hereto would deter them from consummating the transactions contemplated herein.

4.4                No investigations made by or on behalf of WOW at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by ZoMedica herein or pursuant hereto and no waiver by WOW of any condition, in whole or in part, shall operate as a waiver of any other condition.

Article V
COVENANTS

5.1               General Covenants of WOW. WOW covenants and agrees that, until Closing or the date on which this Agreement is terminated, and unless otherwise contemplated herein, it shall:

(a)	take all requisite action to:

(i)	approve this Agreement; and

(ii)	approve such actions as the other parties hereto may determine to be necessary or desirable for the purposes hereof;

(b)	in consultation with ZoMedica and its counsel, use all reasonable commercial efforts to prepare and file the CPC Filing Statement all in accordance with applicable laws;

(c)	use its reasonable commercial efforts to preserve intact as a going concern its business organization and goodwill, to keep available the services of its officers and employees as a group, to maintain its business relationships and to ensure that WOW's Business shall be conducted only in the usual and ordinary course of business consistent with past practice;

(d)	not carry on any business other than as a capital pool corporation and cause WOW Sub not to carry on any business;

(e)	give its consent (and provide such other reasonable assurances as may be required) and use all reasonable commercial efforts to obtain (including the provision of such reasonable assurances as may be required), consents of all other Persons to the transactions contemplated by this Agreement, as may be required pursuant to any statute, law or ordinance or by any governmental or other regulatory authority having jurisdiction;

(f)	upon WOW receiving notification or other information from any regulatory authority or body concerning the transactions contemplated hereunder, disclose such information promptly in writing to the solicitors for ZoMedica;

(g)	in consultation with ZoMedica and its counsel, forthwith use its reasonable commercial efforts to obtain all necessary regulatory approvals and to make application to the TSXV for the listing of Resulting Issuer Shares and the Resulting Issuer Shares issuable upon exercise of the Resulting Issuer Options on the TSXV following the Closing and assist in making all submissions, preparing all press releases and circulars and making all notifications required with respect to this transaction and the issuance of shares as contemplated hereunder;

(h)	not directly or indirectly do or permit to occur any of the following: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, other than the issuance of WOW Shares pursuant to the exercise of the WOW Options, if applicable; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its securities; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution or reorganization of WOW; (vii) reduce the stated capital of WOW or any of its outstanding shares; (viii) take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Amalgamation; or (ix) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(i)	promptly notify ZoMedica in writing of any material change (actual, anticipated, contemplated or, to the knowledge of WOW threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, or of any change in any representation or warranty provided by WOW in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and WOW shall in good faith discuss with ZoMedica any change in circumstances (actual, anticipated, contemplated, or to the knowledge of WOW threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to ZoMedica pursuant to this provision;

(j)	not: (i) grant any officer, director or employee an increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the amendment of any severance or termination pay policies or arrangements for any directors, officers or employees, except as contemplated herein; (iv) adopt or amend (other than to permit accelerated vesting of currently outstanding rights) any stock option plan or the terms of any outstanding rights thereunder; nor (v) advance any loan to any officer, director or any other party not at arm's length;

(k)	not adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, stock purchase plan, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(l)	use all reasonable commercial efforts to take all steps necessary to make proper disclosure within such time as required by any regulatory authority and any other applicable statutes and laws concerning this Agreement and the transactions contemplated herein;

(m)	use its best efforts to maintain its status as a reporting issuer in the provinces of Alberta and British Columbia;

(n)	procure and accept the resignations of all of the current directors and officers of WOW and approve Gerald Solensky Jr. as President and Chief Executive Officer and approve or elect Gerald Solensky Jr., James Lebar, William MacArthur and such further nominees as presented by ZoMedica for appointment or election to the board of directors of WOW and to fix the size of the board accordingly;

(o)	use all reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article VI to the extent that the same is within its control and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Amalgamation, including using its reasonable commercial efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(ii)	obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable laws;

(iii)	effect all necessary registrations and filings and submissions of information requested by governmental entities required to be effected by it in connection with the Amalgamation and participate and appear in any proceedings of either party before governmental entities in connection with the Amalgamation;

(iv)	oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop or otherwise adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(v)	fulfill all conditions and satisfy all provisions of this Agreement;

(vi)	cooperate with the other parties to this Agreement in connection with the performance by WOW of its obligations hereunder;

(vii)	cause the Founders' Shares Transfer Agreement to be entered into by the holders of 2,000,000 WOW Shares; and

(viii)	not take any action, refrain from taking any action or permit any action to be taken or not taken that is inconsistent with this Agreement or that would reasonably be expected to significantly impede the consummation of the Amalgamation;

(p)	not incur any material liabilities of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which WOW may become liable on or after the Closing Date, except as set out in WOW's Financial Statements and except for those public company and transactional costs incurred prior to Closing, which will be disclosed in writing to ZoMedica at Closing;

(q)	validly issue the Resulting Issuer Shares in accordance with Article III hereof as fully paid and non-assessable common shares in the capital of the Resulting Issuer, free and clear of all mortgages, liens, charges, security deposits, adverse claims, pledges, encumbrances, options, warrants, rights, privileges and demands whatsoever;

(r)	validly issue the Resulting Issuer Options and properly reserve for issuance sufficient Resulting Issuer Shares to allow for the full exercise of the Resulting Issuer Options;

(s)	to file, duly and timely, all tax returns required to be filed by it and to pay promptly all taxes, assessments and governmental charges which are claimed by any governmental authority to be due and owing and not to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge or deficiency;

(t)	instruct its legal counsel to deal with and deliver the Deposit in accordance with the terms set forth in Article VII of this Agreement;

(u)	neither declare nor pay any dividends or other distributions or returns of capital on WOW Shares from the date of this Agreement until the Closing Date without the prior consent of ZoMedica; and

(v)	use its reasonable best efforts to ensure that the escrow requirements imposed by the TSXV are the least restrictive as possible and pertain to the fewest parties as possible.

5.2                WOW's Covenant Regarding Non-Solicitation. WOW agrees that it shall immediately cease and terminate any discussion or negotiation regarding any alternative business combination or sale or purchase of material assets, and it shall not provide any information regarding either WOW or ZoMedica to any other person regarding any such transaction and will not directly or indirectly, and will not permit any of its directors, officers, employees, consultants, financial advisors or other representatives to solicit, encourage, respond to or consider any other initiative or proposal regarding any business combination or sale of material assets. WOW agrees to promptly, and in any event within two business days, notify ZoMedica of any proposal regarding a business combination, takeover bid or other acquisition proposal or any inquiry or contact with any person with respect thereto, is received by WOW, and promptly inform ZoMedica of all the material terms and conditions thereof and furnish to ZoMedica copies of any written acquisition proposal and the contents of any communications in response thereto. Notwithstanding the above, nothing in this clause shall prevent the board of directors of WOW from responding as required by applicable law to any unsolicited bona fide arm's length offer, provided that WOW shall promptly and fully inform ZoMedica of the complete details thereof and any changes thereto. The binding obligations of WOW under this Section 5.2 shall apply so long as this Agreement remains in full force and effect.

5.3                General Covenants of ZoMedica. ZoMedica covenants and agrees that, until Closing or the date on which this Agreement is terminated, and unless otherwise contemplated herein, it shall:

(a)	take all requisite action to:

(i)	approve this Agreement; and

(ii)	approve such actions as the other parties hereto may determine to be necessary or desirable for the purposes hereof;

(b)	in consultation with WOW and its counsel, use all reasonable commercial efforts to prepare and file the CPC Filing Statement all in accordance with applicable laws;

(c)	use its reasonable commercial efforts to preserve intact as a going concern its business organization and goodwill, to keep available the services of its officers and employees as a group, to maintain its business relationships and to ensure that ZoMedica's Business shall be conducted only in the usual and ordinary course of business consistent with past practice;

(d)	give its consent (and provide such other reasonable assurances as may be required) and use all reasonable commercial efforts to obtain (including the provision of such reasonable assurances as may be required), consents of all other Persons to the transactions contemplated by this Agreement, as may be required pursuant to any statute, law or ordinance or by any governmental or other regulatory authority having jurisdiction;

(e)	upon ZoMedica receiving notification or other information from any regulatory authority or body concerning the transactions contemplated hereunder, disclose such information promptly in writing to the solicitors for WOW;

(f)	in consultation with WOW and its counsel, forthwith use its reasonable commercial efforts to obtain all necessary regulatory approvals and to make application to the TSXV for the listing of Resulting Issuer Shares and the Resulting Issuer Shares underlying the Resulting Issuer Options on the TSXV following the Closing and assist in making all submissions, preparing all press releases and circulars and making all notifications required with respect to this transaction and the issuance of shares as contemplated hereunder;

(g)	not directly or indirectly do or permit to occur any of the following: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, other than the issuance of ZoMedica Shares pursuant to the exercise of the ZoMedica Options or in accordance with the Private Placement, as may be applicable; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its securities; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution or reorganization of ZoMedica; (vii) reduce the stated capital of ZoMedica or any of its outstanding shares; (viii) take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Amalgamation; or (ix) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(h)	promptly notify WOW in writing of any material change (actual, anticipated, contemplated or, to the knowledge of ZoMedica threatened, financial or otherwise) in its or ZoMedica Subsidiary's business, operations, affairs, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, or of any change in any representation or warranty provided by ZoMedica in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and ZoMedica shall in good faith discuss with WOW any change in circumstances (actual, anticipated, contemplated, or to the knowledge of ZoMedica threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to WOW pursuant to this provision;

(i)	not: (i) grant any officer, director or employee an increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the amendment of any severance or termination pay policies or arrangements for any directors, officers or employees, except as contemplated herein; (iv) adopt or amend (other than to permit accelerated vesting of currently outstanding rights) any stock option plan or the terms of any outstanding rights thereunder; nor (v) advance any loan to any officer, director or any other party not at arm's length;

(j)	ZoMedica shall not adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, stock purchase plan, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(k)	provide written notice to WOW of any additional issuances of ZoMedica Shares (other than pursuant to the Private Placement or the exercise of ZoMedica Options) and any other grants of rights, options or entitlements to ZoMedica Shares, and ZoMedica confirms that all such issued securities shall be included as securities of ZoMedica, described herein and shall be acquired on the same basis as described in Section 3.1 hereof;

(l)	use all reasonable commercial efforts to take all steps necessary to make proper disclosure within such time as required by any regulatory authority and any other applicable statutes and laws concerning this Agreement and the transactions contemplated herein;

(m)	use all reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article VI to the extent the same is within its control and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Amalgamation, including using its reasonable commercial efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(ii)	obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable laws;

(iii)	effect all necessary registrations and filings and submissions of information requested by governmental entities required to be effected by it in connection with the Amalgamation and participate and appear in any proceedings of either party before governmental entities in connection with the Amalgamation;

(iv)	oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop or otherwise adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(v)	fulfill all conditions and satisfy all provisions of this Agreement;

(vi)	cooperate with the other parties to this Agreement in connection with the performance by ZoMedica of its obligations hereunder; and

(vii)	not take any action, refrain from taking any action or permit any action to be taken or not taken that is inconsistent with this Agreement or that would reasonably be expected to significantly impede the consummation of the Amalgamation;

(n)	not incur any material liabilities of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which ZoMedica may become liable on or after the date of Closing, except as set out in ZoMedica's Financial Statements and except for those costs in the ordinary course of business and transaction costs incurred prior to Closing which will be disclosed in writing to WOW at Closing;

(o)	neither declare nor pay any dividends or other distributions or returns of capital on ZoMedica Shares from the date of this Agreement until the Closing Date without the prior consent of WOW;

(p)	upon Closing, pay a finder's fee in the amount of $20,000 to Everfront Capital Corp. (either in cash or via the issuance of 80,000 Resulting Issuer Shares at a price of Cdn$0.25 per Resulting Issuer Share) as consideration for introducing ZoMedica to WOW; and

(q)	to file, duly and timely, all tax returns required to be filed by it and to pay promptly all taxes, assessments and governmental charges which are claimed by any governmental authority to be due and owing and not to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge or deficiency.

5.4                ZoMedica's Covenant Regarding Non-Solicitation. ZoMedica agrees that it shall immediately cease and terminate any discussion or negotiation regarding any alternative business combination or sale or purchase of material assets, and it shall not provide any information regarding either WOW or ZoMedica to any other person regarding any such transaction and will not directly or indirectly, and will not permit any of its directors, officers, employees, consultants, financial advisors or other representatives to solicit, encourage, respond to or consider any other initiative or proposal regarding any business combination or sale of material assets. ZoMedica agrees to promptly, and in any event within two business days, notify WOW of any proposal regarding a business combination, takeover bid or other acquisition proposal or any inquiry or contact with any person with respect thereto, is received by ZoMedica, and promptly inform WOW of all the material terms and conditions thereof and furnish to WOW copies of any written acquisition proposal and the contents of any communications in response thereto. Notwithstanding the above, nothing in this clause shall prevent the board of directors of ZoMedica from responding as required by applicable law to any unsolicited bona fide arm's length offer, provided that ZoMedica shall promptly and fully inform WOW of the complete details thereof and any changes thereto. The binding obligations of ZoMedica under this Section 5.4 shall apply so long as this Agreement remains in full force and effect.

Article VI
CONDITIONS TO CLOSING

6.1                Mutual Conditions Precedent. The respective obligations of the parties hereto to complete the transactions contemplated hereunder are subject to the satisfaction, on or before the Closing Date, of the following conditions any of which may be waived by the mutual consent of such parties without prejudice to their rights to rely on any other conditions contained herein:

(a)	the Amalgamation and this Agreement shall have been approved by the directors of WOW Sub and ZoMedica, and by WOW, in its capacity as sole shareholder of WOW Sub;

(b)	the Amalgamation and this Agreement shall have been approved by the required majority of the votes of the ZoMedica Shareholders who, being entitled to do so, vote in person or by proxy at the meeting of ZoMedica Shareholders in accordance with the provisions of the Act;

(c)	not more than 2% of the issued and outstanding ZoMedica Shares shall have exercised rights of dissent in relation to the Amalgamation;

(d)	the Resulting Issuer Shares to be issued pursuant to the terms set forth herein shall have been accepted for listing by the TSXV, subject to the Resulting Issuer's fulfilling the TSXV's usual and ordinary listing requirements;

(e)	the Private Placement shall have been completed to raise gross proceeds in an amount not less than $2,000,000, or such other amount as may be necessary to satisfy the initial listing requirements of the TSXV set forth in Policy 2.4 of the TSXV Corporate Finance Manual;

(f)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Amalgamation;

(g)	the TSXV shall have granted conditional approval in respect of the Amalgamation and related transactions, including the issuance of the Resulting Issuer Shares to be issued to ZoMedica Shareholders pursuant to the Amalgamation;

(h)	all other consents, orders and approvals, including, without limitation, regulatory approvals, required or desirable for the completion of the transactions contemplated herein shall have been obtained or received from the Person, authorities or bodies having jurisdiction in the circumstances, all on terms satisfactory to each of the parties hereto, acting reasonably;

(i)	any applicable TSXV escrow agreement shall have been entered into;

(j)	upon Closing, all regulatory requirements shall have been or are capable of being satisfied, including all requirements by the TSXV;

(k)	the TSXV shall have approved the transfer within escrow of 2,000,000 WOW Shares in accordance with the Founders' Shares Transfer Agreement;

(l)	the board of directors of Amalco and the Resulting Issuer shall consist of those as set forth in this Agreement; and

(m)	if necessary, a sponsor for the transactions contemplated under this Agreement as the "Qualifying Transaction" of WOW (within the meaning of Policy 2.4 of the TSXV Corporate Finance Manual) shall have conducted due diligence and filed with the TSXV a satisfactory sponsorship report or the requirement for sponsorship shall have been waived by the TSXV.

6.2                Conditions Precedent to Obligations of ZoMedica. The obligations of ZoMedica to complete the transactions contemplated hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of ZoMedica and may be waived by ZoMedica in whole or in part on or before the Closing Date):

(a)	ZoMedica shall, on or before the Closing Date, have received from WOW all documents and instruments as ZoMedica may reasonably request for the purpose of effecting the Amalgamation in accordance with the terms of this Agreement;

(b)	all of the representations and warranties of WOW made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby and except as such representations and warranties may be affected by the occurrence of events or transactions that are not materially adverse and arise in the ordinary course of business) and ZoMedica shall have received a certificate dated as at the Closing Date in form satisfactory to ZoMedica and their solicitors, acting reasonably, signed by a senior officer or director of WOW on behalf of WOW, certifying the truth and correctness in all material respects of the representations, warranties and covenants of WOW set out in this Agreement;

(c)	WOW shall have furnished ZoMedica with certified copies of: (i) the resolutions duly passed by the boards of directors of WOW and WOW Sub approving this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) the resolutions duly passed by the holders of WOW Shares approving the Name Change, the Consolidation and such additional matters as deemed necessary or advisable (in the discretion of ZoMedica);

(d)	WOW shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(e)	at the Closing Date, there shall have been no material adverse change in the condition (financial or otherwise), properties, assets, liabilities, earnings, or business operations or prospects of WOW from that shown on or reflected in WOW's Financial Statements;

(f)	WOW's cash on hand as of November 30, 2015 (being approximately $150,000) shall (as of the Closing Date) have been employed solely in connection with the going concern operations of WOW and the completion of the Transaction and shall not have been expended for any other unauthorized purpose beyond the foregoing;

(g)	all consents, approvals, orders and authorizations of any Persons or governmental authorities in Canada or elsewhere, including but not limited to the TSXV (or registrations, declarations, filings or records with any such authorities), including, without limitation, all such registrations, recordings and filings with such securities regulatory and other public authorities as may be required to be obtained by WOW in connection with the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof, shall have been obtained on or before the Closing Date;

(h)	WOW shall be a reporting issuer in good standing in the provinces of Alberta, British Columbia and Ontario and neither WOW nor its shares shall be the subject of any cease trade order or regulatory enquiry or investigation in any jurisdiction;

(i)	no more than 4,500,000 WOW Shares will be issued and outstanding in the capital of WOW, and no more than 200,000 WOW Options and 250,000 WOW Broker Warrants will be outstanding;

(j)	WOW shall have received the resignations of all of the current directors and officers and Gerald Solensky Jr., James Lebar, William MacArthur and such further nominees as presented by ZoMedica shall be appointed or elected as directors of WOW and Gerald Solensky Jr. shall be appointed as President and Chief Executive Officer of WOW;

(k)	The Founders' Shares Transfer Agreement shall have been entered into among the holders of 2,000,000 WOW Shares and the purchasers thereof (as designated by ZoMedica) and such documentation as deemed necessary or advisable to give effect to the transfer of such shares in accordance with the Founders' Shares Transfer Agreement shall have been delivered by the vendors thereunder;

(l)	upon Closing, all regulatory requirements shall have been or are capable of being satisfied, including satisfaction of the Initial Listing Requirements of the TSXV and the requirements relating to completion of a "Qualifying Transaction" within the meaning of Policy 2.4 of the TSXV Corporate Finance Manual;

(m)	WOW shall deliver, or cause to be delivered to ZoMedica on or before the Closing Date such other certificates, agreements or other documents as may reasonably be required by ZoMedica or its solicitors, acting reasonably, to give full effect to this Agreement including, but not limited to, releases executed by each director and officer of WOW;

(n)	at or prior to Closing, WOW and WOW Sub shall have filed all tax returns required to be filed by them prior to the date hereof in all applicable jurisdictions and shall have paid, collected and remitted all taxes, customs duties, tax installments, levies, assessments, reassessments, penalties, interest and fines due and payable, collectible or remittable by them at such time. All such tax returns shall properly reflect, and shall not in any respect understate the income, taxable income or the liability for taxes of WOW and WOW Sub in the relevant period and the liability of WOW and WOW Sub for the collection, payment and remittance of tax under applicable Tax Laws; and

(o)	upon Closing, WOW and WOW Sub shall have withheld and remitted all amounts required to be withheld and remitted by it in respect of any taxes, governmental charges or assessments in respect of any taxable year or portion thereof up to and including February 28, 2015.

6.3                Conditions Precedent to Obligations of WOW. The obligation of WOW to complete the transactions contemplated hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of WOW and may be waived by WOW in writing, in whole or in part, on or before the Closing Date):

(a)	WOW shall on or before the Closing Date have received from ZoMedica all other documents and instruments as WOW may reasonably request for the purpose of effecting the Amalgamation in accordance with the terms of this Agreement;

(b)	the representations, warranties and covenants of ZoMedica made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby and except as such representations and warranties may be affected by the occurrence of events or transactions that are not materially adverse and arise in the ordinary course of business) and WOW shall have received a certificate of ZoMedica dated as at the Closing Date in form satisfactory to WOW's solicitors, acting reasonably signed by a senior officer or director of ZoMedica on behalf of ZoMedica, certifying the truth and correctness in all material respects of the representations, warranties and covenants of ZoMedica set out in this Agreement;

(c)	ZoMedica shall have furnished WOW with certified copies of: (i) the resolutions duly passed by the boards of directors of ZoMedica approving this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) the resolutions duly passed by the ZoMedica Shareholders approving the Amalgamation;

(d)	ZoMedica shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date;

(e)	at the Closing Date, there shall have been no material adverse change in the condition (financial or otherwise), properties, assets, liabilities, earnings, or business operations or prospects of ZoMedica or ZoMedica Subsidiary from that shown on or reflected in ZoMedica 's Financial Statements;

(f)	all consents, approvals, orders and authorizations of any Persons or governmental authorities in Canada or elsewhere, including but not limited to the TSXV (or registrations, declarations, filings or records with any such authorities), including, without limitation, all such registrations, recordings and filings with such securities regulatory and other public authorities as may be required to be obtained by ZoMedica in connection with the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof, shall have been obtained on or before the Closing Date;

(g)	upon Closing, all regulatory requirements shall have been or are capable of being satisfied, including satisfaction of the Initial Listing Requirements of the TSXV and the requirements relating to completion of a "Qualifying Transaction" within the meaning of Policy 2.4 of the TSXV Corporate Finance Manual;

(h)	at or prior to Closing, ZoMedica and ZoMedica Subsidiary shall have filed all tax returns required to be filed by them prior to the date hereof (as applicable) in all applicable jurisdictions and shall have paid, collected and remitted all taxes, customs duties, tax installments, levies, assessments, reassessments, penalties, interest and fines due and payable, collectible or remittable by them at such time. All such tax returns shall properly reflect, and shall not in any respect understate the income, taxable income or the liability for taxes of ZoMedica and ZoMedica Subsidiary in the relevant period and the liability of ZoMedica and ZoMedica Subsidiary for the collection, payment and remittance of tax under applicable Tax Laws;

(i)	ZoMedica shall deliver, or cause to be delivered to WOW on or before the Closing Date such other certificates, agreements or other documents as may reasonably be required by WOW or its solicitors, acting reasonably, to give full effect to this Agreement; and

(j)	upon Closing, ZoMedica shall have withheld and remitted all amounts required to be withheld and remitted by it in respect of any taxes, governmental charges or assessments in respect of any taxable year or portion thereof up to and including December 31, 2015.

6.4                Notice and Effect of Failure to Comply with Conditions.

(a)	Each of WOW and ZoMedica shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to: (i) cause any of the representations or warranties of such party contained herein to be untrue or inaccurate in any material respect; or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any party hereunder; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

(b)	If any of the conditions precedents set forth in Sections 6.1, 6.2 or 6.3 hereof will not be complied with or waived by the party or parties for whose benefit such conditions are provided on or before the date required for the performance thereof, then a party for whose benefit the condition precedent is provided may, in addition to any other remedies they may have at law or equity, rescind and terminate this Agreement as provided for in Section 8.1 hereof provided that prior to the filing of the Articles of Amalgamation, the party intending to rely thereon has delivered a written notice to the other party, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent and shall provide in such notice that the other party shall be entitled to cure any breach of a covenant or representation and warranty or other matters within five (5) Business Days after receipt of such notice (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond April 29, 2016. More than one such notice maybe delivered by a party.

Article VII
DEPOSIT

7.1                Deposit. The parties acknowledge and agree that the Deposit is non-refundable, provided however, that WOW will be obliged to repay the Deposit to ZoMedica in the event that:

(a)	the TSXV refuses (if required in order to complete the Transaction) to extend the time permitted for completion of Transaction;

(b)	WOW fails to negotiate this Agreement and the ancillary documents and agreements contemplated herein in good faith or to obtain the approval of its board of directors in respect of the Transaction in good faith;

(c)	this Agreement is terminated by WOW in circumstances where the provisions of section 5.2 of this Agreement have not been adhered to by WOW; or

(d)	there occurs a material change in respect of WOW that is reasonably viewed (by ZoMedica, acting reasonably) as having a material adverse effect on WOW or the Transaction.

Upon completion of the Transaction the Deposit shall be applied towards expenses validly incurred for or on behalf of WOW in accordance with section 10.3 of this Agreement.

Article VIII
TERMINATION OF AGREEMENT

8.1                Rights of Termination. If any of the conditions contained in Article VI hereof shall not be fulfilled or performed by April 29, 2016 (the "Termination Date") and such condition is contained in:

(a)	Section 6.1 hereof, either of the parties hereby may terminate this Agreement by notice to the other party;

(b)	Section 6.2 hereof, ZoMedica may terminate this Agreement by notice to WOW;

(c)	Section 6.3 hereof, WOW may terminate this Agreement by notice to ZoMedica;

If this Agreement is terminated as aforesaid, the party terminating this Agreement shall be released from all obligations under this Agreement, all rights of specific performance against such party shall terminate and, unless such party can show that the condition or conditions the non-performance of which has caused such party to terminate this Agreement were reasonably capable of being performed by the other party, then the other party shall also be released from all obligations hereunder; and further provided that any such conditions may be waived in full or in part by either of the parties without prejudice to its rights of termination in the event of the non-fulfillment or non-performance of any other condition.

8.2                Notice of Unfulfilled Condition. If either of ZoMedica or WOW shall determine at any time prior to the Effective Date that it intends to refuse to consummate the Amalgamation or any of the other transactions contemplated hereby because of any unfulfilled or unperformed condition contained in this Agreement on the part of the other of them to be fulfilled or performed, ZoMedica or WOW, as the case may be, shall so notify the other of them forthwith upon making such determination in order that such other of them shall have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Termination Date.

8.3                Mutual Termination. This Agreement may, at any time but no later than the last Business Day immediately preceding the Effective Date, be terminated by mutual agreement of the directors of ZoMedica and WOW without further action on the part of the ZoMedica Shareholders, and, if the Amalgamation does not become effective on or before the Termination Date, either ZoMedica or WOW may unilaterally terminate this Agreement, which termination will be effective upon a resolution to that effect being passed by its directors and notice thereof being given to the other of them.

Article IX
AMENDMENT

9.1                Amendment. This Agreement may at any time be amended by written agreement of the parties hereto without, subject to applicable laws, further notice to or authorization on the part of the ZoMedica Shareholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; or

(d)	waive compliance with or modify any other conditions precedent contained herein;

provided that no such amendment reduces or materially adversely affects the consideration to be received by a ZoMedica Shareholder without approval by the ZoMedica Shareholders given in the same manner as required for the approval of the Amalgamation.

Article X
GENERAL

10.1             Confidentiality & Public Notices. Except where compliance with this Section 10.1 would result in a breach of applicable law, notices, releases, statements and communications to Third Parties, including employees of the parties and the press, relating to transactions contemplated by this Agreement will be made only in such manner as shall be authorized and approved by ZoMedica, who when required, shall use its best efforts to provide such authorization and approval to WOW in a timely manner as shall permit compliance by WOW with all continuous disclosure to any regulatory authority or obligations under any applicable securities regulations. WOW and ZoMedica shall maintain the confidentiality of any information received from each other in connection with the transactions contemplated by this Agreement. In the event that the issuance of the Resulting Issuer Shares provided for in this Agreement is not consummated, each party shall return any confidential schedules, documents or other written information to the party who provided same in connection with this Agreement. ZoMedica agrees that it will not, directly or indirectly, make reciprocal use for its own purposes of any information or confidential data relating to WOW or WOW's Business discovered or acquired by it, its representatives or accountants as a result of WOW making available to it, its representatives and accountants, any information, books, accounts, records or other data and information relating to WOW or WOW's Business and ZoMedica agrees that it will not disclose, divulge or communicate orally, in writing or otherwise (directly or indirectly), any such information or confidential data so discovered or acquired by any other Person. WOW agrees that it will not, directly or indirectly, make reciprocal use for its own purposes of any information or confidential data relating to ZoMedica discovered or acquired by it, its representatives or accountants as a result of ZoMedica making available to it any information, books, accounts, records or other data and information relating to ZoMedica and WOW agrees that it will not disclose, divulge or communicate orally, in writing or otherwise, any such information or confidential data so discovered or acquired to any other Person.

10.2             Notices. All notices or other communications required to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery or by transmittal by facsimile or other form of recorded communication addressed to the recipient as follows:

To WOW and WOW Sub:

6012 – 85th Avenue

Edmonton, Alberta T6B 0J5
Attention: Kevin Russell, President and Chief Executive Officer
Facsimile No.: (780) 440-1377

with a copy to:

Parlee McLaws LLP

1500 Manulife Place

10180 – 101st Street

Edmonton, Alberta  T5J 4K1

Attention: David Tam

Facsimile No.: (780) 423-2870

To ZoMedica:

ZoMedica Pharmaceuticals Inc.

3928 Varsity Drive

Ann Arbor, MI  48108

Attention: Mr. Gerald Solensky, Jr., President and Chief Executive Officer
Facsimile No.: (734) 436-8680

with a copy to:

Tingle Merrett LLP

1250, 639 – 5th Avenue S.W.

Calgary, Alberta T2P 0M9

Attention: Paul Bolger

Facsimile No.: (403) 571-8008

or to such other address, facsimile number or individual as may be designated by notice given by either party to the other. Any such communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile or other form of recorded communication, shall be deemed given and received on the date of such transmission if received during the normal business hours of the recipient and on the next Business Day if it is received after the end of such normal business hours on the date of its transmission. If the party giving any such communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such communication shall not be mailed but shall be given by personal delivery or by facsimile transmittal.

10.3            Expenses. Except as otherwise provided herein or as otherwise agreed to by the parties hereto, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

10.4            Time of the Essence. Time shall be of the essence hereof.

10.5            Further Assurances. The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall execute and deliver such further documents, instruments, papers and information as may be reasonably requested by another party hereto in order to carry out the purpose and intent of this Agreement.

10.6            Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The parties hereby attorn to the non-exclusive jurisdiction of the Courts of Alberta in any dispute that may arise hereunder.

10.7            Counterparts. For the convenience of the parties, this Agreement may be executed in several counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one and the same instrument (and notwithstanding their date of execution shall be deemed to bear date as of the date of this Agreement). A signed facsimile copy or electronically transmitted copy of this Agreement shall be effective and valid proof of execution and delivery.

10.8            Entire Agreement. This Agreement, including the Schedules attached hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. This Agreement may not be amended or modified in any respect except by written instrument signed by all parties.

10.9            Severability. The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained, and this Agreement shall be construed as if such invalid or unenforceable provision or covenant were omitted.

10.10          Enurement. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

10.11          Waivers. The parties hereto may, by written agreement:

(a)	extend the time for the performance of any of the obligations or other acts of the parties hereto;

(b)	waive any inaccuracies in the warranties, representations, covenants or other undertakings contained in this Agreement or in any document or certificate delivered pursuant to this agreement; or

(c)	waive compliance with or modify any of the warranties, representations, covenants or other undertakings or obligations contained in this Agreement and waive or modify performance by any of the parties thereto.

10.12          Form of Documents. All documents to be executed and delivered by WOW to ZoMedica on the Closing Date shall be in form and substance satisfactory to ZoMedica acting reasonably. All documents to be executed and delivered by ZoMedica to WOW on the Closing Date shall be in a form and substance satisfactory to WOW, acting reasonably.

10.13          Construction Clause. This Agreement has been negotiated and approved by counsel on behalf of all parties hereto and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship of any of the provisions hereof.

[the remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

ZOMEDICA PHARMACEUTICALS INC.

/s/ Gerald Solensky Jr.
Name:	Gerald Solensky Jr.
Title:	President and Chief Executive Officer
I have authority to bind the corporation.

9674128 CANADA INC.

/s/ Kevin Russell
Name:	Kevin Russell
Title:	President
I have authority to bind the corporation.

WISE OAKWOOD VENTURES INC.

/s/ Kevin Russell
Name:	Kevin Russell
Title:	President and Chief Executive Officer
I have authority to bind the corporation.

Schedule "A" – Articles of Amalgamation

1 -- Name of the Amalgamated Corporation	Dénomination sociale de la société issue de la fusion
Zomedica Pharmaceuticals Inc.
2 -- The province or territory in Canada where the registered office is to be situated (do not indicate the full address)	La province ou le territoire au Canada où se situera le siège social (n’indiquez pas l’adresse complète)
Alberta
3 -- The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d'actions que la société est autorisée à émettre
One class of shares, to be designated as "Common Voting Shares, in an unlimited number.
4 -- Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s'il y a lieu
None.
5 – Minimum and maximum number of directors (for a fixed number of directors, please indicate the same number in both boxes)	Nombre minimal et maximal d’administrateurs (pour un nombre fixe, veuilles indiqer le même nombre dans les deux cases)
Minimum: 1 Maximum: 10	Minimal: 1 Maximal: 10
6 -- Restrictions, if any, on business the corporation may carry on	Limites imposées à I'activité commerciale de la société, s'il y a lieu
None.
7 -- Other provisions, if any	Autres dispositions, s'il y a lieu
See the attached Schedule of Other Rules or Provisions.
8 -- The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:	La fusion a été approuvée en accord avec I'article ou le paragraphe de la Loi indiqué ci-après
☒ 183 ☐ 184(1) ☐ 184(2)

9 -- Declaration: I hereby certify that I am a director or an officer of the corporation.	Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société
Name of the amalgamating corporations Dénomination sociale des sociétés fusionnantes	Corporation No. No de la société	Signature
ZoMedica Pharmaceuticals Inc.	929475-9
9674128 Canada Inc.	967412-8

Note:

Misrepresentation constitues an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Nota :

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ ou d’un emprisonnement maximal de six mois, ou de ces deux peines (paragraph 250(1) de la LCSA).

IC 3190 (2008/09), Page 1

A-1

SCHEDULE OF OTHER RULES OR PROVISIONS

(a)	The Directors of the Corporation may, between annual general meetings, appoint one or more additional Directors of the Corporation to serve until the next annual general meeting, but the number of additional Directors shall not at anytime exceed one-third of the number of Directors who held office at the expiration of the last annual general meeting of the Corporation.

(b)	The Corporation shall have a lien on the shares registered in the name of a Shareholder or his legal representative for a debt of that Shareholder to the Corporation.

(c)	The holder of a fractional share of the Corporation shall be entitled to exercise any voting rights and to receive any dividend in respect of the fractional share.

A-2

Schedule "B" WOW SECURITIES

WOW Options

Name	Date Issued	No. of options	Exercise Price per share	Expiry Date(1)	Vesting Requirement
Kevin Russell	October 27, 2013	50,000	$0.10	October 27, 2018	n/a
Randy Clifford	October 27, 2013	50,000	$0.10	October 27, 2018	n/a
Eugene Sekora	October 27, 2013	50,000	$0.10	October 27, 2018	n/a
Robert Strynadka	October 27, 2013	50,000	$0.10	October 27, 2018	n/a
Total		200,000

Note:

(1)       Such WOW Options are subject to earlier termination in accordance with the terms of grant thereof.

WOW Broker Warrants

Name	Date Issued	No. of options	Exercise Price per share	Expiry Date	Vesting Requirement
Mackie Research Capital Corporation	October 27, 2013	250,000	$0.10	October 27, 2018	n/a
Total		250,000

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Schedule "C" – ZOMEDICA SECURITIES

Type of Security	Number
ZoMedica Common Shares	77,370,716 ZoMedica Shares(1)
ZoMedica Options	•	1,000,000 stock options exercisable into ZoMedica Shares at an exercise price of $0.05 per share for a period of 5 years.

	•	3,500,000 stock options exercisable into ZoMedica Shares at an exercise price of $0.25 per share for a period of 2 years from completion of the Amalgamation.

Note:

(1)       Inclusive of ZoMedica Shares issued pursuant to the Private Placement.

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Schedule "D" Material Contracts of ZoMedica

•	CMO Manufacturing Agreements

•	CRO Master Research Agreement

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Schedule "E" SHAREHOLDERS IN THE UNITED STATES

-List Attached To Executed Agreement-

(Omitted for privacy considerations)

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